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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                                  _______________

                                    FORM 8-A/A
                                       No. 1

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                              WHITMAN CORPORATION
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


                     DELAWARE                                   13-6167838
      ---------------------------------------               -------------------
      (State of Incorporation or Organization)                (IRS Employer
                                                            Identification No.)

    3501 ALGONQUIN ROAD, ROLLING MEADOWS, ILLINOIS                 60008
    ----------------------------------------------          -------------------
       (Address of Principal Executive Offices)                 (Zip Code)

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
If this form relates to the registration        If this form relates to the registration
of a class of securities pursuant to            of a class of securities pursuant to
Section 12(b) of the Exchange Act and is        Section 12(g) of the Exchange Act and is
effective pursuant to General Instruction       effective pursuant to General Instruction
A.(c), please check the following box. /X/      A.(d), please check the following box. / /

Securities Act registration statement file number to which this form
relates:       N/A
         ---------------
         (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class                      Name of Each Exchange on  Which
to be so Registered                      Each Class is to be Registered
-------------------                      ------------------------------

                                       New York Stock Exchange, Chicago Stock
Preferred Share Purchase Rights          Exchange and Pacific Exchange, Inc.
-------------------------------        ----------------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

                                       NONE
--------------------------------------------------------------------------------
                                (Title of Class)

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                           EXPLANATORY NOTE

     On August 18, 2000, the Registrant and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent"), amended the Rights Agreement dated as of May 20, 1999 between the Registrant and the Rights Agent.

     The Registrant hereby amends Items 1 and 2 of its Registration Statements on Form 8-A, each dated May 20, 1999, as filed with the Securities and Exchange Commission on May 20, 1999 and May 25, 1999, by deleting the descriptions thereunder in their entirety and substituting the following therefor:

            INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.   DESCRIPTION OF SECURITIES TO BE REGISTERED.

      On May 20, 1999, the Board of Directors of Whitman Corporation (the "Company") declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $0.01 per share (the "Common Shares"), of the Company. The dividend was payable on June 11, 1999 (the "Record Date") to the stockholders of record on that date.
 Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Preferred Shares"), of the Company at a price of $61.25 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of May 20, 1999, as amended by the Amendment to Rights Agreement dated as of August 18, 2000 (collectively, the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent").

      Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (subject to certain exceptions) (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Common Shares or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding Common Shares (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificates with a copy of a Summary of Rights attached thereto.

      The Rights Agreement specifically excludes each of the following persons from becoming an Acquiring Person under the circumstances described below; similarly, under those circumstances, no Distribution Date will occur:

      - PepsiCo, Inc. ("PepsiCo") and its affiliates to the extent they own Common Shares acquired pursuant to the Amended and Restated Contribution and Merger Agreement dated as of March 18, 1999 among PepsiCo, the Company and Old Whitman (as


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         defined in the Rights Agreement) or as permitted by the Shareholder
         Agreement entered into by the Company and PepsiCo (as amended, the "PepsiCo Shareholder Agreement"),

      - any transferee who acquires Common Shares from PepsiCo or its affiliates pursuant to provisions of the PepsiCo Shareholder Agreement,

      - Pohlad Companies, Robert Pohlad and their respective affiliates to the extent they own Common Shares acquired pursuant to, or in connection with transactions contemplated by, the Agreement and Plan of Merger dated as of August 18, 2000 among the Company, Anchor Merger Sub, Inc. and PepsiAmericas, Inc. or as permitted by the Shareholder Agreement entered into by the Company, Pohlad Companies, Dakota Holdings LLC and Robert Pohlad, and

      - Dakota Holdings LLC for so long as it is owned solely by Robert Pohlad, PepsiCo and/or their respective affiliates.

      The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares, outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

      The Rights are not exercisable until the Distribution Date. The Rights will expire on May 20, 2009 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company, in each case, as described below.

      The Purchase Price payable and the number of Preferred Shares or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or
(iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

      The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common

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Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

      Preferred Shares purchasable upon exercise of the Rights are not redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share plus an amount equal to accrued and unpaid dividends thereon but will be entitled to an aggregate payment of 100 times the payment made per Common Share. Each Preferred Share will have 100 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per Common Share. These rights are protected by customary antidilution provisions.

      Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right hold approximate the value of one Common Share.

      In the event that, after a person or a group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold or transferred (subject to certain exceptions), proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that (i) any person becomes an Acquiring Person or (ii) during such time as there is an Acquiring Person, there shall be a reclassification of securities or a recapitalization or reorganization of the Company or other transaction or series of transactions involving the Company which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of the Company or any of its subsidiaries beneficially owned by the Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.

      At any time after any person or group has become an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one Common Share per Right (subject to adjustment).

      With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% of such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.


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      At any time prior to a person or group becoming an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

      The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding Common Shares then known to the Company to be beneficially owned by any person or group and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

      Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

      The Rights Agreement dated as of May 20, 1999 between the Company and First Chicago Trust Company of New York, as Rights Agent, the Amendment to Rights Agreement dated as of August 18, 2000 between the Company and First Chicago Trust Company of New York, as Rights Agent, and the press release announcing the declaration of the Rights are incorporated herein by reference as Exhibits 4.1, 4.2 and 99 hereto, respectively. The foregoing description of the Rights is qualified in its entirety by reference to such exhibits.

ITEM 2.      EXHIBITS.

4.1. Rights Agreement, dated as of May 20, 1999, between Whitman Corporation and First Chicago Trust Company of New York, which includes the form of Certificate of Designations of Series A
       Junior Participating Preferred Stock of Whitman Corporation setting forth the terms of the Series A Junior Participating Preferred Stock, par value $0.01 per share, as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C, is hereby incorporated by reference to Exhibit 4 to the Registrant's Registration Statement on Form 8-A dated May 20, 1999 and filed with the Securities and Exchange Commission on May 20, 1999.

4.2. Amendment to Rights Agreement, dated as of August 18, 2000, between Whitman Corporation and First Chicago Trust Company of New York is hereby incorporated by reference to Exhibit 4.4 to the Registrant's Registration Statement on Form S-4 (No. 333-46368) filed with the Securities and Exchange Commission on September 22, 2000.

99. Press Release issued by the Company on May 20, 1999 is hereby incorporated by reference to Exhibit 99 to the Registrant's Registration Statement on Form 8-A dated May 20, 1999 and filed with the Securities and Exchange Commission on May 20, 1999.


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                                     SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  October 27, 2000               WHITMAN CORPORATION


                                       By: /s/ Steven R. Andrews
                                           --------------------------
                                       Name:  Steven R. Andrews
                                       Title: Senior Vice President, Secretary
                                              and General Counsel

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                                   EXHIBIT INDEX

4.1. Rights Agreement, dated as of May 20, 1999, between Whitman Corporation and First Chicago Trust Company of New York, which includes the form of Certificate of Designations of Series A Junior Participating Preferred Stock of Whitman Corporation setting forth the terms of the Series A Junior Participating Preferred Stock, par value $0.01 per share, as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C, is hereby incorporated by reference to Exhibit 4 to the Registrant's Registration Statement on Form 8-A dated May 20, 1999 and filed with the Securities and Exchange Commission on May 20, 1999.

4.2. Amendment to Rights Agreement, dated as of August 18, 2000, between Whitman Corporation and First Chicago Trust Company of New York is hereby incorporated by reference to Exhibit 4.4 to the Registrant's Registration Statement on Form S-4 (No. 333-46368) filed with the Securities and Exchange Commission on September 22, 2000.

99. Press Release issued by the Company on May 20, 1999 is hereby incorporated by reference to Exhibit 99 to the Registrant's Registration Statement on Form 8-A dated May 20, 1999 and filed with the Securities and Exchange Commission on May 20, 1999.